Exhibit 21.1

SUBSIDIARIES OF NANTHEALTH, INC.

Name of Subsidiary	Jurisdiction of Organization

NaviNet, Inc.	Delaware

NaviNet Ltd. (UK)*	United Kingdom

Eviti, Inc.	Delaware

Net Orange, Inc.	Texas

Net.Orange Ltd. (UK)**	United Kingdom

Vitality, Inc.	Delaware

NantCloud Services, LLC	Delaware

Assisteo Holding, Inc.	Delaware

AZ Homehealth LLC***	Arizona

iSirona, LLC	Delaware

NantHealth UK Ltd.	United Kingdom

NantHealth Singapore Private Ltd.	Singapore

NantHealth Technologies India Private Ltd.	India

NantHealth Canada, Inc.	Canada

*	Wholly owned by NaviNet, Inc.
**	Wholly owned by NDO, Inc.
***	Wholly owned by Assisteo Holding, Inc.